UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 31, 2016

Ecoark Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53361	39-2075693
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Rogers, AR	72758
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (479) 259-2977

Magnolia Solar Corporation, 54 Cummings Park, Suite 316, Woburn, MA 01801
(Former name or former address, if changed since last report)

         Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

On March 31, 2016, Ecoark Holdings, Inc. (the “Company”) sold an aggregate of 2,388,750 units (the “Units”) at a price of $4.00 per unit to 137 accredited investors. The sale was part of a private placement offering (the “Offering”) being conducted by the Company on a “best efforts” basis.

The Units consist of one share of the Company’s common stock and one warrant (the “Warrant”). The units are separable immediately upon issuance and are issued separately as shares of common stock and warrants. Accordingly, the Company has issued an aggregate 2,388,750 shares of its common stock and an aggregate 2,388,750 warrants in the Offering as of the date of this report.

Each warrant entitles the holder to purchase one share of the Company’s common stock at an exercise price of $5.00 per share, commencing immediately and expiring on December 31, 2018. The Company may require a Warrant holder to exercise all, but not less than all of the unexercised portion of the Warrant, upon written notice that (i) the last reported sale price of the Company’s common stock on each of 60 consecutive trading days exceeded $7.50 and (ii) the average daily trading volume of the common stock over the 60 consecutive trading period was not less than 100,000 shares on the trading market on which the common stock is listed or designated for quotation. In the event that the holder does not exercise the Warrant, the holder shall forfeit any rights under the Warrant, including the right to exercise the Warrant to the extent not previously exercised and the Warrant shall be treated as canceled for all purposes.

The Company will file a Registration Statement on Form S-1 with the U.S. Securities and Exchange Commission to register both the common stock and shares of common stock underlying the Warrants sold in the Unit. The Registration Statement on Form S-1 will be filed within 30 days of the initial closing.

The Offering was conducted pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D thereunder. The Offering was made solely to accredited investors without the use of any general solicitation or general advertising.

Item 9.01   Financial Statement and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1	Form of Subscription Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ECOARK HOLDINGS, INC.

Date: April 6, 2016	By:	/s/ Ashok K. Sood
Name: Ashok K. Sood
Title: President and CEO

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